Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (Forms S-8 and S-4 File Nos. 333-67113, 333-45447, 333-45449, 333-91041, 333-31608, 333-32624, 333-50031, 333-62636, 333-68274, and 333-112282) of Integrated Electrical Services, Inc. of our reports dated December 19, 2005 with respect to the consolidated financial statements of Integrated Electrical Services, Inc., Integrated Electrical Services, Inc. managements assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Integrated Electrical Services, Inc., included in this Annual Report (Form 10-K) for the year ended September 30, 2005.

ERNST & YOUNG LLP
Houston, Texas
December 19, 2005